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                                                                    EXHIBIT 23.0

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enzon Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-101898, 333-64110, 333-18051, and 333-121468) on Form S-8 and in the
registration statements (Nos. 333-01535, 333-32093, 333-46117, 333-58269,
333-30818 and 333-67506) on Form S-3 of Enzon Pharmaceuticals, Inc. of our reports dated March 3, 2006, with respect to the consolidated balance sheets of Enzon Pharmaceuticals, Inc. and subsidiaries as of December 31, 2005 and June 30, 2005, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the six months ended December 31, 2005 and each of the years in the three-year period ended June 30, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Transition Report on Form 10-K of Enzon Pharmaceuticals, Inc. Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," as of July 1, 2005 and the recognition of non-cash charges of $151.0 million and $133.1 million for the impairment of goodwill and certain intangible assets, respectively, during the six months ended December 31, 2005.

/s/ KPMG LLP

Short Hills, New Jersey
March 3, 2006




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